Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-123341) and Form S-3D (No. 333-38061) of Gas Natural Inc. of our report dated April 10, 2012, relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ ParenteBeard LLC

Reading, Pennsylvania

April 10, 2012